Exhibit 99.8
Global Markets and Investment Banking
4 World Financial Center
New York, New York 10080
Board of Directors
Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 8012
               We hereby consent to the use of our opinion letter, dated October 2, 2005, to the Board of Directors of Dex Media, Inc. (the “Company”) included as Annex H-1 to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of the Company with and into Forward Acquisition Corporation, a wholly owned subsidiary of R.H. Donnelley Corporation and to the references to such opinion in the Joint Proxy Statement/Prospectus under the captions “SUMMARY — Opinion of Dex Media’s Financial Advisors”, “THE MERGER — Background of the Merger”, “THE MERGER — Dex Media’s Reasons for the Merger; Recommendation of the Merger by the Dex Media Board” and “THE MERGER — Opinion and Analysis of Merrill Lynch as Dex Media’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ John Harrison

John Harrison
Vice President
     November 7, 2005